Exhibit 99.1

Contact:	David G. Baker
President and Chief Executive Officer
(973)-694-0330

LINCOLN PARK BANCORP ANNOUNCES NET LOSS FOR THE YEAR
ENDED DECEMBER 31, 2008

Lincoln Park, New Jersey,  February 5, 2009 – Lincoln Park Bancorp (the “Company”), the holding company of Lincoln Park Savings Bank, announced a net loss of  ($33,000), or ($.02) per share, for the year ended December 31, 2008, as compared to net income of $60,000, or $.03 per share, for the year ended December 31, 2007.  The net loss was primarily due to impairment losses of $460,000 on securities held to maturity and available for sale.  In the fourth quarter ended December 31, 2008, the Company recorded impairment losses of $262,000 in the available for sale equity securities portfolio and $198,000 in the held to maturity corporate bond portfolio.  At December 31, 2008, unrealized losses totaled $14,000 in the available for sale portfolio and $323,000 in the held to maturity portfolio, in both cases representing less than 1.0% of carrying value. Income before income taxes and impairment losses, amounted to $559,000 for the year ended December 31, 2008, as compared to $62,000, for the year ended December 31, 2007.

Net interest income increased by $923,000, or 41.9% for the year ended December 31, 2008 to $3.1 million as compared to $2.2 million for the year ended December 31, 2007.  The increase in net interest income was primarily due to increases in interest income of $1.8 million that exceeded increases in interest expense of $256,000, and was the result of both increased levels of earning assets and an improved net interest spread.

During the year ended December 31, 2008, provision for loan losses was $135,000 as compared to $51,000 during the year ended December 31, 2007.  The provision in the current year was due to losses expected on an impaired loan.  Non-interest expenses increased by $318,000 to $2.6 million for the year ended December 31, 2008, as compared to $2.2 million for the year ended December 31, 2007.  The increase was due to additional expenses associated with the Montville branch, which opened in July 2007, and also increased information technology, legal, and audit related expenses.

Income taxes increased by $130,000 to $132,000 for the year ended December 31, 2008, as compared to $2,000 for the year ended December 31, 2007.  The increase in income taxes was due to increased pre-tax income and a deferred tax valuation allowance recorded in relation to the tax benefit associated with the $262,000 impairment loss on equity securities.

At December 31, 2008, the Company had total assets of $137.3 million and stockholders’ equity of $13.1 million.  In addition, the Company had net loans of $74.5 million, total deposits of $73.0 million, and total borrowings of $50.0 million as of December 31, 2008.

Lincoln Park Savings Bank is a New Jersey state-chartered savings bank that conducts its business from its main office in Lincoln Park, New Jersey.  The Company’s common stock is traded on the OTC Bulletin Board under the symbol “LPBC”.

The foregoing material may contain forward-looking statements concerning the financial condition, results of operations and business of the Company.  We caution that such statements are subject to a number of uncertainties and actual results could differ materially, and, therefore, readers should not place undue reliance on any forward-looking statements.  The Company does not undertake, and specifically disclaims, any obligation to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.